UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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DIMENSION THERAPEUTICS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 8, 2016

Dear Dimension Stockholder:

I am pleased to invite you to attend the 2016 Annual Meeting of Stockholders (the “Annual Meeting”) of Dimension Therapeutics, Inc. (“Dimension” or the “Company”) to be held on Thursday, May 19, 2016 at 8:30 a.m. Eastern Time at Goodwin Procter LLP; located at 53 State Street, Boston, MA 02109.

At this year’s Annual Meeting, our stockholders will be asked to: (1) elect the two nominees for Class I director who are named in the Proxy Statement; (2) ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016; and (3) transact any other business that properly comes before the Annual Meeting (including adjournments and postponements thereof). Our board of directors recommends that you vote “FOR” each of these proposals. You should carefully read our proxy materials, which contain detailed information concerning each of these proposals.

Under Securities and Exchange Commission rules, the Company is providing access to the proxy materials for the Annual Meeting to stockholders via the Internet. Accordingly, you can access the proxy materials and vote at www.proxydocs.com/DMTX. Instructions for accessing the proxy materials and voting are described below and in the Notice of Annual Meeting that you received in the mail. The Notice also contains instructions on how to request a paper copy of our proxy materials and our 2015 Annual Report on Form 10-K. This process allows us to provide our stockholders with the information they need on a more timely basis, while reducing the environmental impact and lowering the costs of printing and distributing our proxy materials.

Your vote is very important. Whether or not you plan to attend the meeting, please carefully review the proxy materials and then cast your vote, regardless of the number of shares you hold. If you are a stockholder of record, you may vote over the Internet, by telephone, or, if you request to receive a printed set of the proxy materials, by completing, signing, dating and mailing the accompanying proxy card in the return envelope. Submitting your vote via the Internet or by telephone or proxy card will not affect your right to vote in person if you decide to attend the Annual Meeting. If your shares are held in street name (held for your account by a broker or other nominee), you will receive instructions from your broker or other nominee explaining how to vote your shares, and you will have the option to cast your vote by telephone or over the Internet if your voting instruction form from your broker or nominee includes instructions and a toll-free telephone number or Internet website to do so. In any event, to be sure that your vote will be received in time, please cast your vote by your choice of available means at your earliest convenience.

Thank you for your ongoing support of and continued interest in Dimension.

Sincerely,

/s/ Annalisa Jenkins

Annalisa Jenkins, M.B.B.S., M.R.C.P.

President, Chief Executive Officer

Dimension Therapeutics, Inc.

840 Memorial Drive

Cambridge, MA 02139

NOTICE OF THE 2016 ANNUAL MEETING OF STOCKHOLDERS

To Be Held on May 19, 2016

Notice is hereby given that Dimension Therapeutics, Inc. will hold its 2016 Annual Meeting of Stockholders (the “Annual Meeting”) on May 19, 2016 at 8:30 a.m. Eastern Time at Goodwin Procter LLP; located at 53 State Street, Boston, MA 02109, to accomplish the following purposes:

•	elect two Class I directors, namely Drs. Alan B. Colowick, M.P.H., M.D. and Georges Gemayel, Ph.D., to hold office until the 2019 annual meeting of stockholders and until their successors are duly elected and qualified, subject to their earlier resignation or removal;

•	ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016;

•	transact any other business that properly comes before the Annual Meeting (including adjournments and postponements thereof).

The Annual Meeting will begin promptly at 8:30 a.m. Eastern Time, and check-in will begin at 8:00 a.m. Eastern Time. Only stockholders of record at the close of business on March 21, 2016 are entitled to notice of and to vote at the Annual Meeting as set forth in the Proxy Statement. If you plan to attend the Annual Meeting in person, you should be prepared to present photo identification such as a valid driver’s license and verification of stock ownership for admittance. You are entitled to attend the Annual Meeting only if you were a stockholder as of the close of business on March 21, 2016 or hold a valid proxy for the Annual Meeting. If you are a stockholder of record, your ownership as of the record date will be verified prior to admittance into the meeting. If you are not a stockholder of record but hold shares through a broker, trustee, or nominee, you must provide proof of beneficial ownership as of the record date, such as an account statement or similar evidence of ownership. Please allow ample time for the admittance process.

We are pleased to take advantage of Securities and Exchange Commission rules that allow companies to furnish their proxy materials over the Internet. We are mailing to many of our stockholders a Notice of Internet Availability of Proxy Materials instead of a paper copy of our proxy materials and our 2015 Annual Report on Form 10-K. The Notice contains instructions on how to access those documents and to cast your vote via the Internet. The Notice also contains instructions on how to request a paper copy of our proxy materials and our 2015 Annual Report on Form 10-K. All stockholders who do not receive a Notice will receive a paper copy of the proxy materials and the Annual Report by mail. This process allows us to provide our stockholders with the information they need on a more timely basis, while reducing the environmental impact and lowering the costs of printing and distributing our proxy materials.

Your vote is important. Whether or not you plan to attend the Annual Meeting, I encourage you to read the Proxy Statement and submit your proxy or voting instructions as soon as possible. Please review the instructions on the proxy card regarding your voting options. You may vote in person at the Annual Meeting, via the Internet, by mail or by telephone.

By Order of the Board of Directors,

/s/ Jean Franchi

Jean Franchi

Chief Financial Officer, Treasurer and Secretary

Cambridge, MA

April 8, 2016

Important Notice Regarding the Availability of Proxy Materials for the Dimension 2016 Annual Meeting of Stockholders to Be Held on May 19, 2016: The Notice of 2016 Annual Meeting of Stockholders, proxy statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 are available at www.proxydocs.com/DMTX. To obtain directions to Goodwin Procter LLP in order to attend the annual meeting in person, please visit the “Investors – News and Events” section of our website at www.dimensiontx.com or contact Investor Relations at ir@dimensiontx.com.

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PROXY STATEMENT

FOR THE 2016 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 19, 2016

GENERAL INFORMATION

Our board of directors has made this Proxy Statement and related materials available to you on the Internet, or at your request has delivered printed versions to you by mail, in connection with the board of directors’ solicitation of proxies for our 2016 Annual Meeting of Stockholders (the “Annual Meeting”), and any adjournment of the Annual Meeting. If you requested printed versions of these materials by mail, they will also include a proxy card for the Annual Meeting.

The Annual Meeting will be held at 8:30 a.m. Eastern Time at Goodwin Procter LLP located at 53 State Street, Boston, MA 02109. We made this Proxy Statement available to stockholders beginning on April 8, 2016.

Pursuant to rules adopted by the Securities and Exchange Commission (“SEC”), we are providing access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders of record and beneficial owners as of the record date identified below. The mailing of the Notice to our stockholders is scheduled to begin on or about April 30, 2015.

IMPORTANT NOTICE REGARDING THE INTERNET AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL STOCKHOLDERS MEETING TO BE HELD ON MAY 19, 2016: This proxy statement, the accompanying proxy card or voting instruction card and our 2015 Annual Report on Form 10-K are available at http://www.proxydocs.com/DMTX.

In this Proxy Statement the terms “Dimension,” the “Company,” “we,” “us,” and “our” refer to Dimension Therapeutics, Inc. The mailing address of our principal executive offices is Dimension Therapeutics, Inc., 840 Memorial Drive, Cambridge, MA 02139.

Record Date:	March 21, 2016

Quorum:	A majority of the shares of all issued and outstanding stock entitled to vote on the record date must be present in person or represented by proxy to constitute a quorum.

Shares Outstanding:	25,020,727 shares of common stock outstanding as of March 21, 2016.

Voting:	There are four ways a stockholder of record can vote:

(1)	By Internet: You may vote over the Internet by following the instructions provided in the Notice or, if you requested to receive your proxy materials by U.S. mail, by following the instructions on the proxy card.

(2)	By Telephone: If you requested to receive your proxy materials by U.S. mail, you may vote by telephone by following the instructions on the proxy card.

(3)	By Mail: If you requested to receive your proxy materials by U.S. mail, you may complete, sign and return the accompanying proxy card in the postage-paid envelope provided.

(4)	In Person: If you are a stockholder as of the record date, you may vote in person at the meeting. Submitting a proxy will not prevent stockholders from attending the Annual Meeting, revoking their earlier-submitted proxy, and voting in person.

In order to be counted, proxies must be received by 5:00 p.m. Eastern Time on May 18, 2016.

If you hold your shares through a bank or broker, please follow their instructions.

Revoking Your Proxy	Stockholders of record may revoke their proxies by attending the Annual Meeting and voting in person, by filing an instrument in writing revoking the proxy or by filing another duly executed proxy bearing a later date with our Corporate Secretary before the vote is counted or by voting again using the telephone or Internet before the cutoff time (your latest telephone or Internet proxy is the one that will be counted). If you hold shares through a bank or broker, you may revoke any prior voting instructions by contacting that firm.

Votes Required to Adopt Proposals	Each share of our common stock outstanding on the record date is entitled to one vote on any proposal presented at the Annual Meeting:

For Proposal One, the election of directors, the two nominees receiving the plurality of votes entitled to vote and cast will be elected as directors.

For Proposal Two, a majority of the votes properly cast is required to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016.

Effect of Abstentions and Broker Non-Votes	Votes withheld from any nominee, abstentions, and “broker nonvotes” (i.e., where a broker has not received voting instructions from the beneficial owner and for which the broker does not have discretionary power to vote on a particular matter) are counted as present for purposes of determining the presence of a quorum. Shares voting “withheld” have no effect on the election of directors. Abstentions have no effect on the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016.

Under the rules that govern brokers holding shares for their customers, brokers who do not receive voting instructions from their customers have the discretion to vote uninstructed shares on routine matters, but do not have discretion to vote such uninstructed shares on non-routine matters. Only Proposal Two, the ratification of the appointment of PricewaterhouseCoopers LLP, is considered a routine matter where brokers are permitted to vote shares held by them without instruction. If your shares are held through a broker, those shares will not be voted in Proposal One unless you affirmatively provide the broker instructions on how to vote.

Voting Instructions	If you complete and submit your proxy voting instructions, the persons named as proxies will follow your instructions. If you submit proxy voting instructions but do not direct how your shares should be voted on each item, the persons named as proxies will vote for the election of the nominees for director and for the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm. The persons named as proxies will vote on any other matters properly presented at the Annual Meeting in accordance with their best judgment, although we have not received timely notice of any other matters that may be properly presented for voting at the Annual Meeting.

Voting Results	We will announce preliminary results at the Annual Meeting. We will report final results by filing a Form 8-K within four business days after the Annual Meeting. If final results are not available at that time, we will provide preliminary voting results in the Form 8-K and will provide the final results in an amendment to the Form 8-K as soon as they become available.

Additional Solicitation/Costs	We are paying for the distribution of the proxy materials and solicitation of the proxies. As part of this process, we reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to our stockholders. Proxy solicitation expenses that we will pay include those for preparation, mailing, returning and tabulating the proxies. Our directors, officers, and employees may also solicit proxies on our behalf in person, by telephone, email or facsimile, but they do not receive additional compensation for providing those services.

Emerging Growth Company	We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 and, as such, have elected to comply with certain reduced public company reporting requirements. These reduced reporting requirements include reduced disclosure about our executive compensation arrangements and no non-binding advisory votes on executive compensation. We will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the completion of our initial public offering, (b) in which we have total annual gross revenue of at least $1.0 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common stock that is held by non-affiliates exceeds $700 million as of the prior June 30th, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period.

Householding	Some banks, brokers, and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of the Notice of

Internet Availability of Proxy Materials, Proxy Statement, and Annual Report on Form 10-K for the year ended December 31, 2015, as applicable, is being delivered to multiple stockholders sharing an address unless we have received contrary instructions. We will promptly deliver a separate copy of any of these documents to you if you write to us at Dimension Therapeutics, Inc., 840 Memorial Drive, Cambridge, MA 02139 or call 617-714-0709.

If you want to receive separate copies of the Notice of Internet Availability of Proxy Materials, Proxy Statement, or Annual Report on Form 10-K in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address or telephone number.

PROPOSAL ONE ELECTION OF DIRECTORS

Number of Directors; Board Structure

Our certificate of incorporation and bylaws provide that the number of our directors shall be fixed from time to time by a resolution of the majority of our board of directors. Immediately prior to the Annual Meeting our board of directors will consist of seven members. Our board of directors is divided into three staggered classes of directors as nearly equal in number as possible. One class is elected each year at the annual meeting of stockholders for a term of three years. The term of the Class I directors expires at the Annual Meeting. The term of the Class II directors expires at the 2017 annual meeting and the term of the Class III directors expires at the 2018 annual meeting. After the initial terms expire, directors are expected to be elected to hold office for a three-year term or until the election and qualification of their successors in office.

The following presents our current directors, their respective term on the board of directors, ages and positions and as of March 31, 2016:

Name	Age	Position
Directors whose terms will expire at the 2016 Annual Meeting
Alan B. Colowick, M.P.H., M.D.(2)(3)	53	Director
Georges Gemayel, Ph.D.(1)(2)(3)	55	Director

Directors whose terms will expire at the 2017 Annual Meeting
Michael Dybbs, Ph.D.	41	Director
Rishi Gupta, Esq.	38	Chairperson of the Board and Director

Directors whose terms will expire at the 2018 Annual Meeting
Annalisa Jenkins, M.B.B.S., M.R.C.P.	50	President, Chief Executive Officer, and Director
George V. Migausky(1)(3)	61	Director
Arlene Morris(1)(2)	64	Director

(1)	Member of the Audit Committee
(2)	Member of the Compensation Committee
(3)	Member of the Nominating and Corporate Governance Committee

Nominees

Based on the recommendation of the nominating and corporate governance committee of our board of directors, our board of directors has nominated Drs. Alan B. Colowick, M.P.H., M.D. and Georges Gemayel, Ph.D. for election as directors to serve for a three-year term ending at the 2019 annual meeting or until their successors are elected and qualified. Each of the nominees is a current member of our board of directors and has consented to serve if elected.

Unless you direct otherwise through your proxy voting instructions, the persons named as proxies will vote all proxies received “for” the election of each nominee. If any nominee is unable or unwilling to serve at the time of the Annual Meeting, the persons named as proxies may vote for a substitute nominee chosen by the present board of directors. In the alternative, the proxies may vote only for the remaining nominees, leaving a vacancy on the board of directors. The board of directors may fill such vacancy at a later date or reduce the size of the board of directors. We have no reason to believe that any of the nominees will be unwilling or unable to serve if elected as a director.

Recommendation of the Board of Directors

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THE FOLLOWING NOMINEES.

The biographies of each of the nominees and continuing directors below contain information regarding each such person’s service as a director, business experience, director positions held currently or at any time during the last five years and the experiences, qualifications, attributes or skills that caused the nominating and corporate governance committee to determine that the person should serve as a director of the Company. In addition to the information presented below regarding each such person’s specific experience, qualifications, attributes and skills that led the board of directors and its nominating and corporate governance committee to the conclusion that he or she should serve as a director, we also believe that each of our directors has a reputation for integrity, honesty and adherence to high ethical standards. Each of our directors has demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to our company and our board of directors. Finally, we value our directors’ experience in relevant areas of business management and on other boards of directors and board committees.

Our corporate governance guidelines also dictate that a majority of the board of directors be comprised of independent directors whom the board of directors has determined have no material relationship with the Company and who are otherwise “independent” directors under the published listing requirements of The NASDAQ Stock Market LLC (“NASDAQ”). The Company has determined that, with the exception of Dr. Annalisa Jenkins, our president and chief executive officer, all of our other directors qualify as “independent” directors.

Nominees for Election for a Three-Year Term Ending at the 2019 Annual Meeting

Alan B. Colowick, M.P.H., M.D., has served as a member of our board of directors since August 2015. Since 2010, Dr. Colowick has served in leadership roles at Celgene Corporation, a biotechnology company, where he most recently was president for the Europe, Mid-East, and Africa region from 2012 to 2014 and served as senior vice president Global Medical Affairs from 2010 to 2012. Previously, Dr. Colowick was chief executive officer of Gloucester Pharmaceuticals, LLC, a biotechnology company sold to Celgene in 2010, and president, oncology, for Geron Corporation, a biotechnology company, from 2006 to 2008 where he was responsible for the strategic and operational activities of the company’s oncology programs. Earlier in his career, Dr. Colowick held various management positions with Amgen Inc., a biopharmaceutical company, including vice president of European medical affairs. Dr. Colowick serves on the board of directors of Achaogen, Inc. Dr. Colowick holds a B.S. degree in Molecular Biology from the University of Colorado, an M.D. from Stanford University and an M.P.H. from Harvard University. Dr. Colowick currently serves on the board of directors of Achaogen, Inc. We believe Dr. Colowick is qualified to serve on our board of directors due to his extensive management experience with large and emerging biotechnology companies.

Georges Gemayel, Ph.D., has served as a member of our board of directors since August 2015. Since 2010, he has served as a consultant for several biotechnology companies and venture capital funds. From February 2011 to December 2012, Dr. Gemayel served as executive chairman of Syndexa Pharmaceuticals Corp., a privately held drug development company. Prior to that, in 2010 Dr. Gemayel served as executive chairman of FoldRx Pharmaceuticals, Inc. until its acquisition by Pfizer Inc. From June 2008 until November 2009, Dr. Gemayel served as president and chief executive officer of Altus Pharmaceuticals Inc., a publicly traded pharmaceutical company. In November 2009, while Dr. Gemayel was president, chief executive officer and a director, Altus Pharmaceuticals Inc. filed a voluntary petition for relief under Chapter 7 of the U.S. Bankruptcy Code and ceased operations at such time. From 2003 to 2008, he was executive vice president at Genzyme Corporation where he was responsible for Genzyme Corporation’s global therapeutics, transplant, renal and biosurgery businesses. From 2000 to 2003, Dr. Gemayel was employed as vice president, national specialty care, for Hoffmann-La Roche Inc., responsible for its U.S. business for dermatology, oncology, transplantation, hepatitis and HIV. Dr. Gemayel joined Hoffmann-La Roche Inc. in 1988 and served in various positions of increasing responsibility over his tenure there. Dr. Gemayel received his doctorate in pharmacy from St. Joseph University in Beirut, Lebanon and his Ph.D. in pharmacology from Paris-Sud University in Paris, France. Dr. Gemayel currently serves as chairman of the boards of directors of OxThera AB, Enterome Bioscience SA and Orphazyme ApS, all privately held companies, and on the boards of directors of Momenta Pharmaceuticals, Inc., Raptor Pharmaceuticals Corp. and Supernus Pharmaceuticals, Inc., all publicly traded companies, and on the board of the International Institute of New England, a non-governmental organization. He was previously a director of Adolor Corporation, a publicly traded clinical development company acquired by Cubist Pharmaceuticals, Inc., a director at Prosensa Holding N.V., which was acquired by BioMarin Pharmaceutical Inc., a director at NPS Pharmaceuticals, Inc., which was acquired by Shire plc., the chairman of EpiTherapeutics ApS, which was acquired by Gilead Sciences, Inc., and the chairman of Vascular Magnetics, Inc. a privately owned company. We believe Dr. Gemayel is qualified to serve on our board of directors due to his over 25 years of experience in the pharmaceutical industry, including management and executive positions spanning the United States, Europe and the Middle East.

Directors Continuing in Office Until the 2017 Annual Meeting

Michael Dybbs, Ph.D., has served as a member of our board of directors since April 2015. Dr. Dybbs is a partner at New Leaf Venture Partners, L.L.C., which he joined in 2009. Prior to joining New Leaf Venture Partners, L.L.C., Dr. Dybbs was a principal at the Boston Consulting Group where he worked from 2005 to 2009. Dr. Dybbs has served as a director of Versartis, Inc. and numerous private life sciences companies. Dr. Dybbs received an A.B. in biochemical sciences from Harvard College and a Ph.D. in molecular biology from U.C. Berkeley, where he was awarded a Howard Hughes Medical Institute fellowship. We believe that Dr. Dybbs is qualified to serve on our board of directors due to his experience in the life sciences industry, the venture capital industry, and his leadership and management experience.

Rishi Gupta, Esq., has served as a member of our board of directors since February 2015. Mr. Gupta is a Private Equity Partner at OrbiMed Advisors LLC, or OrbiMed, a healthcare asset management company. He has been employed by OrbiMed since 2004. From 1999 to 2000, Mr. Gupta served as a corporate finance analyst in healthcare investment banking at Raymond James & Associates. From 2000 to 2001, he served as Manager of Corporate Development at Veritas Medicine. Mr. Gupta has served as a director of ChemoCentryx, Sientra, and numerous private companies. Mr. Gupta received his A.B. in biochemical sciences from Harvard College and holds a J.D. from Yale Law School. We believe that Mr. Gupta is qualified to serve on our board of directors because of his extensive experience in venture capital, financial services, and investing in life sciences companies, and his service as a board member on many healthcare company boards.

Directors Continuing in Office Until the 2018 Annual Meeting

Annalisa Jenkins, M.B.B.S., M.R.C.P., has served as our president, chief executive officer and a director on our board of directors since September 2014. Prior to joining Dimension, Dr. Jenkins served as head of global research and development at Merck Serono Pharmaceuticals from 2013 to 2014, where she also served as executive vice president global development and medical from 2011 to 2013. Prior to this, Dr. Jenkins held several leadership roles at Bristol Myers-Squibb from 1997 to 2011, most recently serving as senior vice president and head of global medical affairs. Earlier in her career, Dr. Jenkins was a medical officer in the British Royal Navy during the Gulf Conflict, achieving the rank of surgeon lieutenant commander. Dr. Jenkins is a member of the board of directors of Ardelyx, Inc., Biothera Pharmaceutical Inc., Viventia Bio Inc., iOX Therapeutics Limited and MedCity. She also is a committee member of the Science Board to the FDA, and a member of the European Union Commission’s Scientific Panel for Health. She also serves on the boards of Women in Bio and the Center for Talent Innovation (U.K.) and is on the Advisory Panel of the Healthcare Businesswomen’s Association. Dr. Jenkins graduated with a degree in medicine from St. Bartholomew’s Hospital in the University of London and subsequently trained in cardiovascular medicine in the U.K. National Health Service. We believe Dr. Jenkins is qualified to serve on our board of directors because of her experience in leadership positions at other successful pharmaceutical companies, and her service as a director of other life science companies.

George V. Migausky has served as a member of our board of directors since June 2015. Mr. Migausky was an executive vice president and the chief financial officer of Dyax Corp. from 2008 until its acquisition by Shire plc in January 2016. Prior to joining Dyax, Mr. Migausky was the chief financial officer of Wellstat Management Company from 2007 to 2008, IGEN International Inc. from 1986 to 2004 and BioVeris Corp. from 2004 to 2007. Mr. Migausky received his undergraduate degree from Boston College and his M.B.A. from Babson College. We believe that Mr. Migausky is qualified to serve on our board of directors due to his experience in finance, financial sophistication and years of experience in the life sciences sector.

Arlene M. Morris has served as a member of our board of directors since August 2015. Ms. Morris was previously the chief executive officer of Syndax Pharmaceuticals, Inc., a biopharmaceutical company focused on the development and commercialization of an epigenetic therapy for treatment-resistant cancers, president from September 2013 to June 2015 and a member of the board of directors from May 2011 to June 2015. From 2003 to January 2011, Ms. Morris served as the president, chief executive officer and a member of the board of directors of Affymax, Inc., a publicly traded biotechnology company. Ms. Morris has also held various management and executive positions at Clearview Projects, Inc., a corporate advisory firm, Coulter Pharmaceutical, Inc., a publicly traded pharmaceutical company, Scios Inc., a publicly traded biopharmaceutical company, and Johnson & Johnson, a publicly traded healthcare company. She is currently a member of the board of directors of Neovacs, SA, a French publicly traded biotechnology company, Biodel, Inc. and Palatin Technologies, Inc., both U.S. biopharmaceutical companies. She is also on the board of the Foundation for Research Development of the Medical University of South Carolina. Ms. Morris received a B.A. in Biology and Chemistry from Carlow College. We believe Ms. Morris is qualified to serve on our board of directors due to her experience as an executive officer of other successful companies in the pharmaceutical industry, and her service as a director of other publicly traded and privately held life science companies.

Executive Officers

The following presents our current executive officers and their respective ages and positions as of March 31, 2016:

Name	Age	Position
Annalisa Jenkins, M.B.B.S., M.R.C.P.	50	President, Chief Executive Officer and Director
Jean Franchi	49	Chief Financial Officer
Samuel C. Wadsworth, Ph.D.	67	Chief Scientific Officer
Mary T. Thistle	56	Chief Business Officer
Eric Crombez, M.D.	43	Chief Medical Officer
K. Reed Clark	54	Senior Vice President of Pharmaceutical Development

Jean Franchi joined Dimension as our chief financial officer in August 2015. Prior to joining Dimension, Ms. Franchi served from 2012 to 2015 as the chief financial officer at Good Start Genetics, Inc. Ms. Franchi also held various positions, including senior vice president of corporate finance, senior vice president of business unit finance, vice president of finance and controller, product line and international group, from 1995 to 2011 at Genzyme Corporation, which is owned by Sanofi, S.A. Ms. Franchi received a B.A. from Hofstra University and has successfully completed the Uniform CPA Examination.

Samuel C. Wadsworth, Ph.D., has served as our chief scientific officer since November 2013. Before joining Dimension, Dr. Wadsworth served as the head of gene therapy research and early development at Sanofi Genzyme from 2011 to 2013. Previously, he served as group vice president for translational research at Genzyme from 1993 to 2010. He holds a Ph.D. from the University of Chicago and a B.A. from Southern Illinois University.

Mary T. Thistle joined Dimension as our chief business officer in February 2015. From January 2014 until she joined us, Ms. Thistle served as senior vice president of business development at Cubist Pharmaceuticals Inc., or Cubist. Ms. Thistle joined Cubist in January 2009 and served as its senior director, business development from

2009 to 2012 and then its vice president, business development from 2012 to 2013. From 1997 through 2008, Ms. Thistle served as vice president and then senior vice president at ViaCell, Inc., which was acquired by PerkinElmer LAS in 2007. Ms. Thistle holds a B.S. in business and accounting from the University of Massachusetts.

Eric Crombez, M.D., joined Dimension as our chief medical officer in December 2014. Prior to joining Dimension, Dr. Crombez served, from 2007 to 2014, as medical director and then senior medical director of Global Clinical Development at Shire. Dr. Crombez also served on the faculty of the David Geffen School of Medicine at the University of California, Los Angeles (UCLA) as an assistant professor, Department of Pediatrics, Division of Medical Genetics from 2005 to 2007. Dr. Crombez holds a B.S. degree in biology from the University of Michigan, Ann Arbor, a M.D. from Wayne State University and completed residencies in pediatrics and medical genetics and a fellowship in clinical biochemical genetics at the UCLA School of Medicine.

K. Reed Clark, Ph.D., joined Dimension in April 2014 as our vice president of manufacturing and was promoted to our senior vice president of pharmaceutical development in June 2015. Prior to joining Dimension, Dr. Clark served as director of the cGMP Clinical Manufacturing Facility and Preclinical Vector Core, and associate center director at the Center for Gene Therapy at The Research Institute at Nationwide Children’s Hospital from 2005 to 2014. Dr. Clark also served on the faculty of the Ohio State University as a professor in the Department of Pediatrics, College of Medicine from 1997 to 2014. Dr. Clark received his B.S. in genetics and Ph.D. in molecular genetics from the Ohio State University, and was a post-doctoral fellow in gene therapy at Nationwide Children’s Hospital.

CORPORATE GOVERNANCE

Meetings of the Board of Directors

Our board of directors held nine regular meetings in 2015. During their respective terms of service, each director attended at least 75% of all meetings of the board of directors and the committees on which they then served, which were held during 2015. Under our corporate governance guidelines, directors are expected to be active and engaged in discharging their duties and to keep themselves informed about our business and operations. Directors are also expected to try to attend our annual meeting of stockholders, all meetings of the board of directors and all meetings of the committees on which they serve.

Code of Business Conduct and Ethics

We are committed to the highest standards of integrity and ethics in the way we conduct our business. In 2015, our board of directors adopted a Code of Business Conduct and Ethics, which applies to our directors, officers and employees, including our chief executive officer, our chief financial officer, and our other executive and senior officers. Our Code of Business Conduct and Ethics establishes our policies and expectations with respect to a wide range of business conduct, including the preparation and maintenance of our financial and accounting information, our compliance with laws, and possible conflicts of interest.

Under our Code of Business Conduct and Ethics, each of our directors and employees is required to report suspected or actual violations to the extent permitted by law. In addition, we have adopted separate procedures concerning the receipt and investigations of complaints relating to accounting or audit matters. These procedures have been adopted by the board of directors and are administered by our audit committee.

A current copy of our Code of Business Conduct and Ethics is posted on the Corporate Governance section of our website, which is located at www.dimensiontx.com.

Independence of the Board of Directors

Consistent with our corporate governance guidelines and NASDAQ rules, our board of directors has determined that, as of the date of this Proxy Statement, six out of the seven members of our board of directors are “independent,” the non-independent member being Annalisa Jenkins, M.B.B.S., M.R.C.P., our president and chief executive officer. In addition, all members of the audit, compensation and nominating and corporate governance committees satisfy the applicable independence criteria of the SEC and NASDAQ.

Identifying and Evaluating Director Nominees

The board of directors is responsible for selecting its own members. The board of directors delegates the selection and nomination process to the nominating and corporate governance committee, with the expectation that other members of the board of directors, and management, will be requested to take part in the process as appropriate.

Generally, the nominating and corporate governance committee identifies candidates for director nominees in consultation with management, through the use of search firms or other advisors, through the recommendations submitted by stockholders or through such other methods as the nominating and corporate governance committee deems to be helpful to identify candidates. Once candidates have been identified, the nominating and corporate governance committee confirms that the candidates meet all of the minimum qualifications for director nominees established by the nominating and corporate governance committee. The nominating and corporate governance committee may gather information about the candidates in connection with its evaluation of a director candidate, including through candidate interviews, inquiry of the person or persons making the recommendation or nomination, engagement of an outside search firm, or reliance on the knowledge of the members of the nominating and corporate governance committee, the board of directors or management. The nominating and corporate governance committee then meets as a group to discuss and evaluate the qualities and skills of each candidate, both on an individual basis and taking into account the overall composition and needs of the board of directors. Based on the results of the evaluation process, the nominating and corporate governance committee recommends candidates for the board of directors’ approval as director nominees for election to the board of directors.

Minimum Qualifications

The nominating and corporate governance committee will consider, among other things, the following qualifications, skills and attributes when recommending candidates for the board of directors’ selection as nominees for the board of directors and as candidates for appointment to the board of directors’ committees. The nominee shall have high standards of personal and professional ethics and integrity, shall have proven achievement and competence in the nominee’s field and the ability to exercise sound business judgment, shall have skills that are complementary to those of the existing board of directors, shall have the ability to assist and support management and make significant contributions to the Company’s success and shall have an understanding of the fiduciary responsibilities that is required of a member of the board of directors and the commitment of time and energy necessary to diligently carry out those responsibilities.

In evaluating proposed director candidates, the nominating and corporate governance committee will consider, in addition to the minimum qualifications and other criteria for board of directors membership approved by the board of directors from time to time, the current size and composition of the Board and the needs of the board of directors and the respective committees of the board of directors, such factors as character, integrity, judgment, diversity, independence, skills, education, expertise, business acumen, business experience, length of service, understanding of the Company’s business and industry, other commitments and the like and any other factors that the nominating and corporate governance committee may consider appropriate.

Stockholder Recommendations

Stockholders may submit recommendations for director candidates to the nominating and corporate governance committee by sending the individual’s name and qualifications to our Corporate Secretary at Dimension Therapeutics, Inc., Dimension Therapeutics, Inc., 840 Memorial Drive, Cambridge, MA 02139, who will forward all recommendations to the nominating and corporate governance committee. The nominating and corporate governance committee will evaluate any candidates recommended by stockholders against the same criteria and pursuant to the same policies and procedures applicable to the evaluation of candidates proposed by directors or management.

Stockholder Communications

The board of directors provides to every stockholder the ability to communicate with the board of directors, as a whole, and with individual directors on the board of directors through an established process for stockholder communication. For a stockholder communication directed to the board of directors as a whole, stockholders may send such communication to the attention of the Lead Director of the Board via U.S. Mail or Expedited Delivery Service to: Dimension Therapeutics, Inc., 840 Memorial Drive, 4th Floor, Cambridge, MA 02139, Attn: Lead Director of the board of directors.

For a stockholder communication directed to an individual director in his or her capacity as a member of the board of directors, stockholders may send such communication to the attention of the individual director via U.S. Mail or Expedited Delivery Service to: Dimension Therapeutics, Inc., 840 Memorial Drive, 4th Floor, Cambridge, MA 02139, Attn: [Name of Individual Director].

We will forward by U.S. Mail any such stockholder communication to each director, and the Lead Director of the Board in his or her capacity as a representative of the board of directors, to whom such stockholder communication is addressed to the address specified by each such director and the Lead Director of the Board, unless there are safety or security concerns that mitigate against further transmission.

Board Leadership Structure and Board’s Role in Risk Oversight

Currently, the role of chairperson of the board is separated from the role of chief executive officer, and we plan to keep these roles separated. We believe that separating these positions allows our chief executive officer to focus on our day-to-day business, while allowing the chairperson of the board to lead the board of directors in its fundamental role of providing advice to and independent oversight of management. Our board of directors recognizes the time, effort and energy that the chief executive officer is required to devote to her position in the current business environment, as well as the commitment required to serve as our chairperson, particularly as the board of directors’ oversight responsibilities continue to grow. While our bylaws and corporate governance guidelines do not require that our chairperson and chief executive officer positions be separate, our board of directors believes that having separate positions is the appropriate leadership structure for us at this time and demonstrates our commitment to good corporate governance.

Risk is inherent with every business, and how well a business manages risk can ultimately determine its success. We face a number of risks, including risks relating to our financial condition, development and commercialization activities, operations, strategic direction and intellectual property as more fully discussed under “Risk Factors” in our Annual Report on Form 10-K. Management is responsible for the day-to-day management of risks we face, while our board of directors, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, our board of directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed.

Our board of directors oversees the management of risks inherent in the operation of our business and the implementation of our business strategies. Our board of directors performs this oversight role by using several different levels of review. In connection with its reviews of the operations and corporate functions of our Company, our board of directors addresses the primary risks associated with those operations and corporate functions. In addition, our board of directors reviews the risks associated with our Company’s business strategies periodically throughout the year as part of its consideration of undertaking any such business strategies.

Each of our board committees also oversees the management of our Company’s risk that falls within the committee’s areas of responsibility. In performing this function, each committee has full access to management, as well as the ability to engage advisors. Our chief financial officer provides reports to the audit committee and is responsible for identifying, evaluating and implementing risk management controls and methodologies to address any identified risks. In connection with its risk management role, our audit committee meets privately with representatives from our independent registered public accounting firm and our chief financial officer. The audit committee oversees the operation of our risk management program, including the identification of the primary risks associated with our business and periodic updates to such risks, and reports to our board of directors regarding these activities.

Risks Related to Compensation Policies and Practices

In establishing and reviewing our compensation philosophy and programs, we consider whether such programs encourage unnecessary or excessive risk taking. We believe that our executive compensation program does not encourage excessive or unnecessary risk taking. This is primarily due to the fact that our compensation programs are designed to encourage our executive officers and other employees to remain focused on both short-term and long-term strategic goals. As a result, we do not believe that our compensation programs are reasonably likely to have a material adverse effect on us.

Board Committees

Our board of directors has an audit committee, a compensation committee and a nominating and corporate governance committee, each of which has the composition and responsibilities described below. The audit committee, compensation committee and nominating and corporate governance committee all operate under charters approved by our board of directors (copies of which can be found on our website by visiting www.dimensiontx.com and clicking through “Investors” and “Corporate Governance”). Our board of directors may from time to time establish other committees.

Audit Committee

Georges Gemayel, Ph.D., George V. Migausky and Arlene Morris currently serve on the audit committee, which is chaired by George V. Migausky. Our board of directors has determined that Georges Gemayel, Ph.D., George Migausky and Arlene Morris are “independent” for audit committee purposes as that term is defined in the rules of the SEC and the applicable NASDAQ rules, and each has sufficient knowledge in financial and auditing matters to serve on the audit committee. Our board of directors has designated George V. Migausky as an “audit committee financial expert,” as defined under the applicable rules of the SEC. The audit committee held four meetings during 2015. The audit committee’s responsibilities include:

•	appointing, approving the compensation of, and assessing the independence of our independent registered public accounting firm;

•	pre-approving auditing and permissible non-audit services, and the terms of such services, to be provided by our independent registered public accounting firm;

•	reviewing the overall audit plan with our independent registered public accounting firm and members of management responsible for preparing our financial statements;

•	reviewing and discussing with management and our independent registered public accounting firm our annual and quarterly financial statements and related disclosures as well as critical accounting policies and practices used by us;

•	coordinating the oversight and reviewing the adequacy of our internal control over financial reporting;

•	establishing policies and procedures for the receipt and retention of accounting-related complaints and concerns;

•	recommending based upon the audit committee’s review and discussions with management and our independent registered public accounting firm whether our audited financial statements shall be included in our Annual Report on Form 10-K;

•	monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to our financial statements and accounting matters;

•	preparing the audit committee report required by SEC rules to be included in our annual proxy statement;

•	reviewing all related person transactions for potential conflict of interest situations and approving all such transactions; and

•	reviewing quarterly earnings releases.

Compensation Committee

Alan Colowick, M.P.H., M.D., Georges Gemayel, Ph.D. and Arlene Morris currently serve on the compensation committee, which is chaired by Arlene Morris. Our board of directors has determined that each member of the compensation committee is “independent” as defined in the applicable NASDAQ rules. The compensation committee held three meetings during 2015. The compensation committee’s responsibilities include:

•	annually reviewing and approving corporate goals and objectives relevant to the compensation of our chief executive officer;

•	evaluating the performance of our chief executive officer in light of such corporate goals and objectives and recommending to the board of directors the compensation for our chief executive officer;

•	reviewing and approving the compensation of our other executive officers and certain members of senior management;

•	reviewing and establishing our overall management compensation, philosophy and policy;

•	overseeing and administering our compensation and similar plans;

•	evaluating and assessing potential and current compensation advisors in accordance with the independence standards identified in the applicable NASDAQ rules;

•	retaining and approving the compensation of any compensation advisors;

•	reviewing and approving our policies and procedures for the grant of equity-based awards;

•	evaluating and approving director compensation;

•	preparing the compensation committee report required by SEC rules, if and when required, to be included in our annual proxy statement; and

•	reviewing and approving the retention or termination of any consulting firm or outside advisor to assist in the evaluation of compensation matters.

Nominating and Corporate Governance Committee

Alan Colowick, M.P.H., M.D., Georges Gemayel, Ph.D. and George V. Migausky currently serve on the nominating and corporate governance committee, which is chaired by Georges Gemayel, Ph.D. Our board of directors has determined that each member of the nominating and corporate governance committee is “independent” as defined in the applicable NASDAQ rules. The nominating and corporate governance committee held one meeting during 2015. The nominating and corporate governance committee’s responsibilities include:

•	developing and recommending to the board of directors criteria for board and committee membership;

•	establishing procedures for identifying and evaluating board of director candidates, including nominees recommended by stockholders;

•	reviewing the size and composition of the board of directors to ensure that it is composed of members containing the appropriate skills and expertise to advise us;

•	identifying individuals qualified to become members of the board of directors;

•	recommending to the board of directors the persons to be nominated for election as directors and to each of the board’s committees;

•	developing and recommending to the board of directors a code of business conduct and ethics and a set of corporate governance guidelines; and

•	overseeing the evaluation of our board of directors and management.

Our board of directors may establish other committees from time to time.

Director Compensation

The following table provides information for the year ended December 31, 2015, regarding all compensation awarded to, earned by or paid to each person who served as a non-employee member of our board of directors during any portion of that year. Other than as set forth in the table and described more fully below, we did not pay any compensation, make any equity awards or non-equity awards to, or pay any other compensation to any of the non-employee members of our board of directors in 2015. Dr. Jenkins, who is also our president and chief executive officer, receives no compensation for her service as director, and the compensation received by Dr. Jenkins as an employee during 2015 is presented in the 2015 Summary Compensation Table below.

Name	Fees earned or paid in cash ($)		Option awards ($)(2)	Total ($)
Alan B. Colowick, M.P.H., M.D.(3)	8,442	(1)	138,782	147,224
Michael Dybbs, Ph.D.(4)	6,753	(1)	—	6,753
Georges Gemayel, Ph.D.(5)	10,613	(1)	138,782	149,395
Rishi Gupta, Esq.(6)	12,541	(1)	—	12,541
George V. Migausky(7)	10,371	(1)	148,399	158,770
Arlene Morris(8)	10,130	(1)	138,782	148,912
Benjamin Auspitz(9)	—		—	—
Allan M. Fox(10)	—		—	—
Donald J. Hayden, Jr.(11)	26,370		—	26,370

(1)	Includes amounts paid pursuant to our non-employee director compensation policy, described below, which was implemented as of our initial public offering. These amounts were prorated in 2015 for the portion of the year following the initial public offering.
(2)	The amounts reported represent the aggregate grant-date fair value of stock options awarded to the directors, calculated in accordance with Financial Accounting Standards Board, Accounting Standards Codification Topic 718, or ASC Topic 718. Such grant-date fair value does not take into account any estimated forfeitures related to service-vesting conditions. For information regarding on assumptions underlying the valuation of equity awards, see the notes to our audited financial statements contained in our Annual Report on Form 10-K for the year ended December 2015, which are incorporated by reference herein. This amount does not correspond to the actual value that may be recognized by the named director upon vesting of the applicable awards.
(3)	Dr. Colowick joined our board of directors in August 2015. As of December 31, 2015, Dr. Colowick held an unexercised option to purchase 44,474 shares of common stock.
(4)	Dr. Dybbs joined our board of directors in April 2015. The cash fees for Dr. Dybbs’ board of directors and committee service are paid to New Leaf Venture Partners, L.L.C., Dr. Dybbs’ employer. As of December 31, 2015, Dr. Dybbs did not hold any outstanding equity awards.
(5)	Dr. Gemayel joined our board of directors in August 2015. As of December 31, 2015, Dr. Gemayel held an unexercised option to purchase 44,474 shares of common stock.
(6)	Mr. Gupta joined our board of directors in February 2015. The cash fees for Mr. Gupta’s board of directors and committee service are paid to Orbimed, Mr. Gupta’s employer. As of December 31, 2015, Mr. Gupta did not hold any outstanding equity awards.
(7)	Mr. Migausky joined our board of directors in June 2015. As of December 31, 2015, Mr. Migausky held an unexercised option to purchase 55,772 shares of common stock.
(8)	Ms. Morris joined our board of directors in August 2015. As of December 31, 2015, Ms. Morris held an unexercised option to purchase 44,474 shares of common stock.
(9)	Effective October 21, 2015, Mr. Auspitz resigned from all positions on our board of directors. As of December 31, 2015, Mr. Auspitz did not hold any outstanding equity awards.
(10)	Effective April 8, 2015, Mr. Fox resigned from all positions on our board of directors. As of December 31, 2015, Mr. Fox did not hold any outstanding equity awards.
(11)	Effective July 10, 2015, Mr. Hayden resigned from all positions on our board of directors. Mr. Hayden received a cash fee of $12,500 per quarter for his services as a director through the date of his resignation. As of December 31, 2015, Mr. Hayden did not hold any outstanding equity awards.

In connection with our initial public offering, our board of directors adopted a non-employee director compensation policy that is designed to provide a total compensation package that enables us to attract and retain, on a long-term basis, high caliber non-employee directors. Under the policy, all non-employee directors will be paid cash compensation as set forth below. Annual retainers for non-employee members of our board of directors are in addition to the annual retainers for chairpersons and members of the committees of our board of directors.

Annual Retainer
Board of Directors:
All non-employee members	$35,000
Non-Executive Chairperson	$30,000
Audit Committee:
Chairperson	$7,500
Committee members	$7,500
Compensation Committee:
Chairperson	$5,000
Committee members	$5,000
Nominating and Corporate Governance Committee:
Chairperson	$3,750
Committee members	$3,750

Upon election to the board of directors, each non-employee director will receive an initial, one-time equity award with a grant date fair value equal to $320,000, which will vest in equal annual installments over three years, subject to continued service as a member of the board of directors. In addition, on the date of the annual meeting of stockholders, each continuing non-employee director who has served on the board of directors for the previous six months will be eligible to receive an annual equity award, with a grant date fair value equal to $160,000, which vests in full upon the earlier to occur of the first anniversary of the date of grant or the date of the next annual meeting of stockholders.

PROPOSAL TWO RATIFICATION OF THE APPOINTMENT OF

OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have appointed PricewaterhouseCoopers LLP as our independent registered public accounting firm to perform the audit of our consolidated financial statements for the fiscal year ending December 31, 2016, and we are asking you and other stockholders to ratify this appointment. PricewaterhouseCoopers LLP has audited our financial statements for the fiscal year 2015, 2014 and for the period from inception (June 20, 2013) to December 31, 2013.

The audit committee annually reviews the independent registered public accounting firm’s independence, including reviewing all relationships between the independent registered public accounting firm and us and any disclosed relationships or services that may impact the objectivity and independence of the independent registered public accounting firm, and the independent registered public accounting firm’s performance. As a matter of good corporate governance, the board of directors determined to submit to stockholders for ratification the appointment of PricewaterhouseCoopers LLP. A majority of the votes properly cast is required in order to ratify the appointment of PricewaterhouseCoopers LLP. In the event that a majority of the votes properly cast do not ratify this appointment of PricewaterhouseCoopers LLP, we will review our future appointment of PricewaterhouseCoopers LLP.

We expect that a representative of PricewaterhouseCoopers LLP will attend the Annual Meeting and the representative will have an opportunity to make a statement if he or she so chooses. The representative will also be available to respond to appropriate questions from stockholders.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

In connection with our initial public offering, we adopted a policy under which the audit committee must pre-approve all audit and permissible non-audit services to be provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval would generally be requested annually, with any pre-approval detailed as to the particular service, which must be classified in one of the four categories of services listed below. The audit committee may also, on a case-by-case basis, pre-approve particular services that are not contained in the annual pre-approval request. In connection with this pre-approval policy, the audit committee also considers whether the categories of pre-approved services are consistent with the rules on accountant independence of the SEC and the Public Company Accounting Oversight Board.

In addition, in the event time constraints require pre-approval prior to the audit committee’s next scheduled meeting, the audit committee has authorized its chairperson to pre-approve services. Engagements so pre-approved are to be reported to the audit committee at its next scheduled meeting.

Audit Fees

The following table sets forth the fees billed by PricewaterhouseCoopers LLP for audit, audit-related, tax and all other services rendered for 2015 and 2014:

Fee Category	2015	2014
Audit Fees	$1,633,613	$263,341
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—

Total Fees	$1,633,613	$263,341

Audit Fees. Audit fees consist of fees billed for the audit of our annual consolidated financial statements, the review of the interim consolidated financial statements, and related services that are normally provided in connection with registration statements, including the registration statement for our initial public offering. Included in the 2015 audit fees is $1.1 million of fees billed in connection with our initial public offering in October 2015.

Audit-Related Fees. There were no such fees incurred in 2015 or 2014.

Tax Fees. There were no such fees incurred in 2015 or 2014.

All Other Fees. We did not incur any other fees in 2015 or 2014.

The audit committee pre-approved all services performed since the pre-approval policy was adopted.

Recommendation of the Board of Directors

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2016.

Report of the Audit Committee of the Board of Directors

This report is submitted by the audit committee of the board of directors of Dimension Therapeutics, Inc. (the “Company”). The audit committee consists of the three directors whose names appear below. None of the members of the audit committee is an officer or employee of the Company, and the board of directors has determined that each member of the audit committee is “independent” for audit committee purposes as that term is defined under Rule 10A-3 of the Exchange Act, and the applicable rules of the NASDAQ Stock Market LLC (“NASDAQ”). Each member of the audit committee meets the requirements for financial literacy under the applicable rules and regulations of the SEC and NASDAQ. The board of directors has designated Mr. Migausky as an “audit committee financial expert,” as defined under the applicable rules of the SEC. The audit committee operates under a written charter adopted by the board of directors.

The audit committee’s general role is to assist the board of directors in monitoring our financial reporting process and related matters. Its specific responsibilities are set forth in its charter.

The audit committee has reviewed the Company’s consolidated financial statements for 2015 and met with management, as well as with representatives of PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm, to discuss the consolidated financial statements. The audit committee also discussed with members of PricewaterhouseCoopers LLP the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA Professional Standards Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

In addition, the audit committee received the written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and discussed with members of PricewaterhouseCoopers LLP its independence.

Based on these discussions, the financial statement review and other matters it deemed relevant, the audit committee recommended to the board of directors that the Company’s audited consolidated financial statements for 2015 be included in its Annual Report on Form 10-K for 2015.

The information contained in this audit committee report shall not be deemed to be “soliciting material,” “filed” or incorporated by reference into any past or future filing under the Securities Exchange Act of 1934 or the Securities Act of 1933 unless and only to the extent that the Company specifically incorporates it by reference.

Audit Committee

George V. Migausky (Chairperson)

Georges Gemayel, Ph.D.

Arlene Morris

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information known to us regarding the beneficial ownership of our common stock as of March 1, 2015, for:

•	each person known by us to be the beneficial owner of more than 5% of our common stock;

•	our named executive officers;

•	each of our directors and director nominees; and

•	all executive officers and directors as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Except as noted by footnote, and subject to community property laws where applicable, we believe, based on the information provided to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

The table lists applicable percentage ownership based on 25,020,727 shares of common stock outstanding as of March 1, 2016. Options to purchase shares of our common stock that are exercisable within 60 days of March 1, 2016, are deemed to be beneficially owned by the persons holding these options for the purpose of computing percentage ownership of that person, but are not treated as outstanding for the purpose of computing any other person’s ownership percentage.

Name and Address of Beneficial Owner(1)	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
5% Stockholders:
Entities affiliated with F-Prime Capital Partners Healthcare Fund III LP(2)	7,000,106	27.98%
OrbiMed Private Investments V, L.P.(3)	5,397,698	21.57%
Entities affiliated with New Leaf Venture Partners, L.L.C.(4)	2,059,283	8.23%
Named Executive Officers and Directors:
Annalisa Jenkins, M.B.B.S., M.R.C.P.(5)	301,384	1.20%
Samuel C. Wadsworth, Ph.D. (6)	281,160	1.12%
Eric Crombez, M.D.(7)	62,638	*
Alan Colowick, M.P.H., M.D.(8)	7,412	*
Michael Dybbs, Ph.D.(4)	—	—
Georges Gemayel, Ph.D.(9)	8,338	*
Rishi Gupta, Esq.(3)	—	—
George V. Migausky(10)	11,619	*
Arlene Morris(11)	7,412	*
All executive officers and directors as a group (12 persons)	544,275	2.18%

*	Represents beneficial ownership of less than one percent.
(1)	Unless otherwise indicated, the address for each beneficial owner is c/o Dimension Therapeutics, Inc., 840 Memorial Drive, Cambridge, MA 02139.
(2)	F-Prime Capital Partners Healthcare Advisors Fund III LP (“Advisors Fund”) is the general partner of by F-Prime Capital Partners Healthcare Fund III LP (“F-Prime Fund”). Advisors Fund is solely managed by Impresa Management LLC (“Impresa”), its general partner and investment manager. Impresa is owned by the shareholders and certain employees of FMR LLC. Impresa is managed on a day-to-day basis by its President, Paul L. Mucci, and as and as such Mr. Mucci may be deemed to share voting and dispositive power with respect to all shares held by F-Prime Fund. Each of the individuals and entities listed above expressly disclaims beneficial ownership of the securities listed above except to the extent of any pecuniary interest therein. The address for each of the individuals and entities listed above is One Main Street, Cambridge, Massachusetts 02142.

(3)	OrbiMed Capital GP V LLC (“GP V”) is the sole general partner of OrbiMed Private Investments V, LP (“OPI V”). OrbiMed Advisors LLC (“OrbiMed Advisors”) is the managing member of GP V. GP V and OrbiMed Advisors may be deemed to have beneficial ownership of the shares held by OPI V. Samuel D. Isaly is the managing member of and owner of a controlling interest in OrbiMed Advisors and as such may be deemed to have beneficial ownership of the shares held by OPI V. Rishi Gupta, the chairperson of our board of directors, is employed as a private equity partner at OrbiMed Advisors. Each of GP V, OrbiMed Advisors, Mr. Isaly and Mr. Gupta disclaims beneficial ownership of the shares held by OPI V except to the extent of its or his pecuniary interest therein, if any. The address for these entities is 601 Lexington Avenue, 54th floor, New York, New York 10022.
(4)	Consists of: (i) 823,309 shares of common stock directly beneficially owned by New Leaf Ventures III, L.P. (“NLV-III”); and (ii) 274,436 shares of common stock directly beneficially owned by New Leaf Growth Fund I, L.P. (“NLGF”). New Leaf Venture Associates III, L.P. (“NLVA-III”) is the general partner of NLV-III and New Leaf Venture Management III, L.L.C. (“NLVM-III”) is the general partner of NLVA-III. New Leaf Growth Associates I, L.P. (“NLGA”) is the general partner of NLGF and NLVM-III is the general partner of NLGA. Michael Dybbs, a member of our board of directors, is a partner at New Leaf Venture Partners, which is affiliated with the above entities. Philippe O. Chambon, Jeani Delagardelle, Ronald M. Hunt, James Niedel, Vijay Lathi and Liam Ratcliffe share voting and investment power over shares held by NLV-III and NLGF and disclaim beneficial ownership of such shares except to the extent of their pecuniary interests therein. The address of the entities and individuals listed above is 7 Times Square, Suite 3502, New York, New York 10036.
(5)	Includes options to purchase 301,384 shares of common stock that may be exercised within 60 days of March 1, 2016.
(6)	Includes options to purchase 3,125 shares of common stock that may be exercised within 60 days of March 1, 2016.
(7)	Includes options to purchase 62,638 shares of common stock that may be exercised within 60 days of March 1, 2016.
(8)	Includes options to purchase 7,412 shares of common stock that may be exercised within 60 days of March 1, 2016.
(9)	Includes options to purchase 8,338 shares of common stock that may be exercised within 60 days of March 1, 2016.
(10)	Includes options to purchase 11,619 shares of common stock that may be exercised within 60 days of March 1, 2016.
(11)	Includes options to purchase 7,412 shares of common stock that may be exercised within 60 days of March 1, 2016.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers and persons who own more than 10% of our common stock, to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership. Officers, directors and greater than 10% stockholders are required by SEC regulations to furnish us with copies of all such reports.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, we believe that for 2015, all required reports were filed on a timely basis under Section 16(a).

Equity Compensation Plan Information

The following table sets forth information as of December 31, 2015 regarding shares of common stock that may be issued under our equity compensation plans, consisting of our 2015 Stock Option and Incentive Plan and our 2013 Stock Plan, as amended. We do not have any non-stockholder approved equity compensation plans.

Plan Category	Number of shares of Common Stock to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)(#)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)($)	Number of Shares of Common Stock Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by stockholders	475,088	$1.35	1,347,188

EXECUTIVE COMPENSATION

Compensation Overview

The compensation discussion, which should be read together with the compensation tables set forth below, provides information regarding our executive compensation program for our named executive officers for 2015, who are Dr. Annalisa Jenkins, our president and chief executive officer, Dr. Samuel C. Wadsworth, our Chief Scientific Officer, and Dr. Eric Crombez, our Chief Medical Officer. We refer to these three executive officers as our named executive officers.

Our executive compensation program is administered by our Compensation Committee in consultation with our board of directors. The key objectives of our executive compensation programs are (1) to attract, motivate, reward and retain superior executive officers with the skills necessary to successfully lead and manage our business; (2) to achieve accountability for performance by linking annual cash incentive compensation to the achievement of measurable performance objectives; and (3) to align the interests of our executive officers and our stockholders through short- and long-term incentive compensation programs. For our executive officers, these short- and long-term incentives are designed to accomplish these objectives by providing a significant correlation between our results of operations and their total compensation.

Setting Executive Compensation

Our Compensation Committee is responsible for reviewing and making recommendations to our board of directors regarding the compensation to be paid to our chief executive officer, and for reviewing and determining the compensation of our other executive officers.

We have not adopted any formal guidelines for allocating total compensation between long-term and short-term compensation, cash compensation and non-cash compensation, or among different forms of non-cash compensation.

Role of the Compensation Committee

The Compensation Committee, which is comprised entirely of independent directors, reviews the compensation packages for our named executive officers, including an analysis of all elements of compensation separately and in the aggregate. Our Compensation Committee operates under a written charter adopted by our board of directors, which provides that the Compensation Committee has overall responsibility for:

•	periodically reviewing and assessing our processes and procedures for the consideration and determination of executive compensation;

•	reviewing and approving grants and awards under incentive-based compensation plans and equity-based plans; and

•	reviewing, and recommending to the board of directors, the compensation of our chief executive officer and reviewing and approving the compensation of our other executive officers.

In reviewing and approving these matters, our Compensation Committee considers such matters as it deems appropriate, including our financial and operating performance, the alignment of the interests of our executive officers and our stockholders and our ability to attract and retain qualified and committed individuals, as well as the executive’s performance, experience, responsibilities and the compensation of executive officers in similar positions at comparable companies.

Role of Compensation Consultant

Our Compensation Committee has engaged both Radford, a division of Aon Hewitt, or Radford, an independent executive compensation consultant, to provide guidance with respect to the development and implementation of our compensation programs.

Our Compensation Committee requires that its compensation consultants be independent of Company management. During 2015, Radford did not provide services to us other than the services to our Compensation Committee described in this proxy statement. Our Compensation Committee performs an annual assessment of the compensation consultants’ independence to determine whether the consultants are independent. Our Compensation Committee has determined that Radford is independent and that their work has not raised any conflict of interests.

Elements of Compensation

Base salary

Our Compensation Committee or the board of directors reviews the base salaries of our executive officers, including our named executive officers, from time to time and makes adjustments as it determines to be reasonable and necessary to reflect the scope of an executive officer’s performance, contributions, responsibilities, experience, prior salary level, position (in the case of a promotion) and market conditions.

Annual cash bonuses

We also believe that a significant portion of our executives’ cash compensation should be based on the attainment of business goals established by our board of directors or the Compensation Committee. Each of our named executive officers participated in our 2015 Bonus Plan. The 2015 Bonus Plan provides for formula-based incentive payments based upon the achievement of corporate performance goals related to product development, partnerships and operations.

Equity-based compensation

Equity-based compensation is an integral part of our overall compensation program. Providing named executive officers with the opportunity to create significant wealth through stock ownership is a powerful tool to attract and retain highly qualified executives, achieve strong long-term stock price performance and align our executives’ interests with those of our stockholders. In addition, the vesting feature of our equity grants contributes to executive retention. We have historically granted equity awards to our employees, including our named executive officers, in the form of options to purchase shares of our common stock or restricted stock awards.

2015 Summary Compensation Table

The following table provides information regarding the total compensation for services rendered in all capacities that was earned during the fiscal years ended December 31, 2015 and December 31, 2014 by our named executive officers.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)(3)	Stock Awards ($)(4)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	All Other Compensation ($)(6)	Total ($)
Annalisa Jenkins, M.B.B.S.,	2015	458,792	—	—	1,080,087	242,810	4,500	1,786,189
M.R.C.P.,	2014	122,885	—	—	193,764	55,500	14,820	386,968
President & Chief Executive Officer(1)

Samuel C. Wadsworth, Ph.D.,	2015	317,984	—	127,622	—	146,280	—	591,886
Chief Scientific Officer	2014	307,000	—	127,456	—	122,800	66,330	623,586

Eric Crombez, M.D.,	2015	330,900	75,000	—	214,091	136,890	—	756,881
Chief Medical Officer(2)	2014	27,500	75,000	—	50,309	9,900	—	162,709

(1)	Dr. Jenkins joined Dimension on September 23, 2014. Her annualized base salary for 2014 was $450,000.
(2)	Dr. Crombez joined Dimension on December 1, 2014. His annualized base salary for 2014 was $330,000.

(3)	The amounts reported represent sign-on bonuses paid to Dr. Crombez pursuant to the terms of his offer letter. The full amount of the sign-on bonus paid to Dr. Crombez is $150,000, half of which was paid to him in 2014 and the remainder of which was paid to him in 2015.
(4)	Amounts reflect the grant date fair value of stock and option awards granted in 2015 and 2014, calculated in accordance with ASC Topic 718. Such grant date fair value does not take into account any estimated forfeitures related to service-vesting conditions. For information regarding assumptions underlying the valuation of equity awards, see the notes to our audited financial statements contained in our Annual Report on Form 10-K for the year ended December 2015, which are incorporated by reference herein. These amounts do not correspond to the actual value that may be recognized by the named executive officers upon vesting of the applicable awards.
(5)	The amounts reported represent incentive bonuses paid in early 2016 and early 2015, respectively. The incentive bonuses awarded with respect to fiscal year 2015 were paid pursuant to our 2015 Bonus Plan and amounts were determined based upon the achievement of company performance objectives related to product development, partnerships and operations for the year ended December 31, 2015.
(6)	For Dr. Jenkins, the amount reported for 2015 represents amounts paid to Dr. Jenkins’ accountant in connection with preparation of her tax return for the 2014 tax year.

Employment Arrangements with Our Named Executive Officers

We have entered into amended and restated employment agreements with each of our named executive officers, which became effective upon the closing of our initial public offering. Except as noted below, these amended and restated employment agreement provide for “at will” employment.

Dr. Annalisa Jenkins

Dr. Jenkins’ current annual base salary is $500,000, which is subject to annual review and adjustment, and she is eligible to earn an annual cash incentive bonus with a target amount equal to 50% of her base salary. Dr. Jenkins is also eligible to participate in the employee benefit plans available to our employees, subject to the terms of those plans.

Dr. Jenkins’ amended and restated employment agreement provides that, in the event that her employment is terminated by us without “cause” (as defined in her amended and restated employment agreement), subject to the execution and effectiveness of a separation agreement, including a general release of claims in our favor, she will be entitled to receive (i) an amount equal to 12 months of base salary, payable in substantially equal installments over 12 months following her termination, and (ii) if Dr. Jenkins is participating in our group health plan immediately prior to her termination, a monthly cash payment until the earlier of 12 months following termination or the end of Dr. Jenkins’ COBRA health continuation period in an amount equal to the amount that we would have made to provide health insurance to Dr. Jenkins had she remained employed with us. In addition, all time-based equity awards held by Dr. Jenkins as of the closing of this offering that would have vested in the six-month period following her termination had she remained employed by us during such period will accelerate and vest as of the date of termination. In lieu of the payments and benefits described above, in the event that Dr. Jenkins’ employment is terminated by us without cause or Dr. Jenkins resigns for “good reason” (as defined in her amended and restated employment agreement), in either case within 18 months following a “change in control” (as defined in her amended and restated employment agreement), subject to the execution and effectiveness of a separation agreement, including a general release of claims in our favor, she will be entitled to receive (i) a lump sum cash payment equal to 18 months of her then-current base salary (or her base salary in effect immediately prior to the change in control, if higher) plus a pro-rated portion of her target bonus, (ii) if Dr. Jenkins is participating in our group health plan immediately prior to her termination, a monthly cash payment until the earlier of 18 months following termination or the end of Dr. Jenkins’ COBRA health continuation period in an amount equal to the amount that we would have made to provide health insurance to her had she remained employed with us and (iii) full acceleration of all time-based equity awards held by Dr. Jenkins.

In addition, Dr. Jenkins has entered into a proprietary information and inventions assignment agreement that contains, among other things, non-competition and non-solicitation provisions that apply during the term of Dr. Jenkins’ employment and for one year thereafter.

Dr. Samuel C. Wadsworth

Dr. Wadsworth’s current annual base salary will is $334,750, which is subject to annual review and adjustment, and he is eligible to earn an annual cash incentive bonus with a target amount equal to 40% of his base salary. Dr. Wadsworth is also eligible to participate in the employee benefit plans available to our employees, subject to the terms of those plans.

Dr. Wadsworth’s amended and restated employment agreement provides that, in the event that his employment is terminated by us without “cause” (as defined in his amended and restated employment agreement), subject to the execution and effectiveness of a separation agreement, including a general release of claims in our favor, he will be entitled to receive (i) an amount equal to nine months of base salary, payable in substantially equal installments over nine months following his termination, and (ii) if Dr. Wadsworth is participating in our group health plan immediately prior to his termination, a monthly cash payment until the earlier of nine months following termination or the end of Dr. Wadsworth’s COBRA health continuation period in an amount equal to the amount that we would have made to provide health insurance to Dr. Wadsworth had he remained employed with us. In lieu of the payments and benefits described in the preceding sentence, in the event that Dr. Wadsworth’s employment is terminated by us without cause or Dr. Wadsworth resigns for “good reason” (as defined in his amended and restated employment agreement), in either case within 12 months following a “change in control” (as defined in his amended and restated employment agreement), subject to the execution and effectiveness of a separation agreement, including a general release of claims in our favor, he will be entitled to receive (i) a lump sum cash payment equal to 12 months of his then-current base salary (or his base salary in effect immediately prior to the change in control, if higher) plus a pro-rated portion of his target bonus, (ii) if Dr. Wadsworth is participating in our group health plan immediately prior to his termination, a monthly cash payment until the earlier of 12 months following termination or the end of Dr. Wadsworth’s COBRA health continuation period in an amount equal to the amount that we would have made to provide health insurance to him had he remained employed with us and (iii) full acceleration of all time-based equity awards held by Dr. Wadsworth. In addition, Dr. Wadsworth’s amended and restated employment agreement provides that upon a change in control, 50% of the shares underlying all equity awards held by Dr. Wadsworth will accelerate and vest.

In addition, Dr. Wadsworth has entered into a proprietary information and inventions assignment agreement that contains, among other things, non-competition and non-solicitation provisions that apply during the term of Dr. Wadsworth’s employment and for one year thereafter.

Dr. Eric Crombez

Dr. Crombez’s current annual base salary is $340,830, which is subject to annual review and adjustment, and he is eligible to earn an annual cash incentive bonus with a target amount equal to 40% of his base salary. Dr. Crombez is also eligible to participate in the employee benefit plans available to our employees, subject to the terms of those plans.

Dr. Crombez’s amended and restated employment agreement provides that, in the event that his employment is terminated by us without “cause” (as defined in his amended and restated employment agreement), subject to the execution and effectiveness of a separation agreement, including a general release of claims in our favor, he will be entitled to receive (i) an amount equal to nine months of base salary, payable in substantially equal installments over nine months following his termination, and (ii) if Dr. Crombez is participating in our group health plan immediately prior to his termination, a monthly cash payment until the earlier of nine months following termination or the end of Dr. Crombez’s COBRA health continuation period in an amount equal to the amount that we would have made to provide health insurance to Dr. Crombez had he remained employed with us. In addition, all time-based equity awards held by Dr. Crombez as of the closing of this offering that would have vested in the six-month period following his termination had he remained employed by us during such period will accelerate and vest as of the date of termination. In lieu of the payments and benefits described above, in the event that Dr. Crombez’s employment is terminated by us without cause or Dr. Crombez resigns for “good reason” (as defined in his amended and restated employment agreement), in either case within 12 months following a “change in control” (as defined in his amended and restated employment agreement), subject to the execution and effectiveness of a separation agreement, including a general release of claims in our favor, he will be entitled to receive (i) a lump sum cash payment equal to 12 months of his then-current base salary (or his base salary in effect immediately prior to the change in control, if higher) plus a pro-rated portion of his target bonus, (ii) if Dr. Crombez is participating in our group health plan immediately prior to his termination, a monthly cash payment until the earlier of 12 months following termination or the end of Dr. Crombez’s COBRA health continuation period in an amount equal to the amount that we would have made to provide health insurance to him had he remained employed with us and (iii) full acceleration of all time-based equity awards held by Dr. Crombez.

In addition, Dr. Crombez has entered into a proprietary information and inventions assignment agreement that contains, among other things, non-competition and non-solicitation provisions that apply during the term of Dr.  Crombez’s employment and for one year thereafter.

2015 Outstanding Equity Awards at Fiscal Year-End Table

The following table provides information with respect to outstanding stock options held by each of our named executive officers as of December 31, 2015. All equity awards in the table below were granted under our 2013 Stock Plan, as amended.

			Option Awards				Stock Awards(1)
Name	Grant Date		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Annalisa Jenkins,	9/25/2014	(2)	150,530	331,166	0.56	9/24/2024
M.B.B.S., M.R.C.P.	4/29/2015	(2)	23,242	51,133	3.57	4/28/2025
	6/3/2015	(2)	42,764	299,349	4.09	6/2/2025

Samuel C. Wadsworth,	3/27/2014	(3)					111,030	1,252,418
Ph.D.	4/29/2015	(4)					17,149	193,441

Eric Crombez, M.D.	12/17/2014	(5)	32,073	96,219	0.56	12/16/2024
	6/3/2015	(6)	10,049	70,347	4.09	6/2/2025
(1)	The market value of the restricted stock awards that have not vested is based on a per share price of $11.28, which was the closing price per share of our common stock on December 31, 2015, which was the last business day of 2015.
(2)	The shares underlying this stock option vest as follows: 25% of the shares vested and became exercisable on September 23, 2015 and the remainder of the shares vest and become exercisable in equal monthly installments over the following 36 months. This stock option is subject to accelerated vesting as described above under the heading “Employment Arrangements with Our Named Executive Officers—Dr. Annalisa Jenkins.”
(3)	Represents a restricted stock award for 242,247 shares of our common stock. This restricted stock award vests as follows: 25% of the shares vested and became nonforfeitable on October 30, 2014 and the remainder of the shares vest and become nonforfeitable in equal monthly installments over the following 36 months. This restricted stock award is subject to accelerated vesting as described above under the heading “Employment Arrangements with Our Named Executive Officers—Dr. Samuel C. Wadsworth.”
(4)	Represents a restricted stock award for 35,788 shares of our common stock. This restricted stock award vests as follows: 25% of the shares vested and became nonforfeitable on November 1, 2014 and the remainder of the shares vest and become nonforfeitable in equal monthly installments over the following 36 months. This restricted stock award is subject to accelerated vesting as described above under the heading “Employment Arrangements with Our Named Executive Officers—Dr. Samuel C. Wadsworth.”
(5)	The shares underlying this stock option vest as follows: 25% of the shares vested and became exercisable on December 1, 2015 and the remainder of the shares vest and become exercisable in equal monthly installments over the following 36 months. This stock option is subject to accelerated vesting as described above under the heading “Employment Arrangements with Our Named Executive Officers—Dr. Eric Crombez.”
(6)	The shares underlying this stock option vest as follows: 8,375 of the shares vested and became exercisable on December 1, 2015 and the remainder of the shares vest and become exercisable in equal monthly installments over the following 43 months beginning on December 3, 2015. This stock option is subject to accelerated vesting as described above under the heading “Employment Arrangements with Our Named Executive Officers—Dr. Eric Crombez.”

Compensation Committee Interlocks and Insider Participation

During 2015, Drs. Colowick and Gemayel and Ms. Morris served as members of our compensation committee. No member of the compensation committee was an employee or officer of Dimension during 2015, is a former officer of Dimension, or had any other relationship with us requiring disclosure herein.

During the last fiscal year, none of our executive officers served as: (1) a member of the compensation committee (or other committee of the board of directors performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on our compensation committee; (2) a director of another entity, one of whose executive officers served on our compensation committee; or (3) a member of the compensation committee (or other committee of the board of directors performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on our board of directors.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

The information contained in this compensation committee report shall not be deemed to be (1) “soliciting material,” (2) “filed” with the SEC, (3) subject to Regulations 14A or 14C of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or (4) subject to the liabilities of Section 18 of the Exchange Act. No portion of this compensation committee report shall be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act, through any general statement incorporating by reference in its entirety the proxy statement in which this report appears, except to the extent that Dimension Therapeutics, Inc. specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed filed under either the Securities Act or the Exchange Act.

The compensation committee has reviewed and discussed the section captioned “Executive Compensation” with management. Based on such review and discussions, the compensation committee recommended to the board of directors that this “Executive Compensation” section be included in this proxy statement.

Compensation Committee

Arlene Morris (Chairperson)

Alan Colowick, M.P.H., M.D.

Georges Gemayel, Ph.D.

RELATED PARTY TRANSACTIONS

Certain Relationships and Transactions

Based on a review of the transactions and arrangements between us and any related person or related person affiliate, we describe below the transactions or arrangements during the year ended December 31, 2015 in which any related person or related person affiliate has a direct or indirect material interest and the amount involved exceeds $120,000.

University of Pennsylvania Sponsored Research and Option Agreement. In January 2015, we entered into an agreement with the University of Pennsylvania to sponsor certain research of James M. Wilson, M.D., Ph.D. at University of Pennsylvania School of Medicine related to liver gene therapy and hemophilia. The agreement was subsequently amended in August 2015. In consideration for funding such research, the University of Pennsylvania granted us an option to obtain a worldwide, non-exclusive or exclusive, royalty-bearing license, with the right to sublicense, under certain patent rights conceived, created or reduced to practice in the conduct of the research.

Pursuant to this agreement, we paid the University of Pennsylvania approximately $5.1 million in 2015. At the time of its execution, James M. Wilson, M.D., Ph.D. and the University of Pennsylvania each held 5% or more of our outstanding capital stock and Dr. Wilson was the principal investigator at the University of Pennsylvania providing services under the sponsored research and option agreement.

Option and License Agreement with REGENX. In March 2015, we entered into an option and license agreement with REGENXBIO, Inc. (“REGENX”), effective February 18, 2014, that grants us the option to exclusively license REGENX’s technology for the development and commercialization of products for additional disease indications. Under this agreement, REGENX granted us distinct options to obtain, with respect to up to four disease indications, an exclusive worldwide license under the licensed intellectual property, each to make, have made, use, import, sell, and offer for sale licensed products with respect to such disease indication. Upon our exercise of any or all of the commercial options, as consideration for each such option exercise, we are obligated to pay REGENX an upfront fee, an annual maintenance fee per option exercised, certain milestone fees per disease indication, mid to high single-digit royalty percentages on net sales of licensed products, and mid-single to low double-digit percentages of any sublicense fees we receive from sublicensees for the licensed intellectual property rights.

Pursuant to this agreement, we paid REGENX $3 million in 2015. Allan M. Fox, Daniel Kiser and Kenneth T. Mills each held greater than five percent of our outstanding capital stock as of the effective date of the 2015 option and license agreement. In March 2015, the individuals named in the preceding sentence were directors or officers of REGENX and held in the aggregate greater than 10% of REGENX’s outstanding capital stock. At the time of the agreement, Donald J. Hayden was a member of our board of directors and chairperson of the board of directors of REGENX.

Series B Convertible Preferred Stock Financing. On April 20, 2015, we entered into a stock purchase agreement, pursuant to which we sold an aggregate of 6,905,179 shares of our Series B convertible preferred stock at a purchase price of $9.4132292 per share. The following summarizes purchases of our Series B convertible preferred stock by related persons:

Name	Shares of Series B Preferred Stock	Total Purchase Price
Beacon Bioventures Fund III Limited Partnership(1)	1,628,914	$15,333,332
OrbiMed Private Investments V, L.P.(2)	1,947,613	$18,333,331
Entities affiliated with New Leaf Venture Partners, L.L.C.(3)	1,097,745	$10,333,333

(1)	Beacon Bioventures Fund III Limited Partnership is now known as F-Prime Capital Partners Healthcare Fund III LP. Benjamin Auspitz, the chairperson of our board of directors at the time of the Series B convertible preferred stock financing, is a partner at Fidelity Biosciences, a division of FMR LLC, which is an entity affiliated with F-Prime Capital Partners Healthcare Fund III LP.
(2)	Rishi Gupta, the chairperson of our board, is a private equity partner at OrbiMed Advisors LLC, which is an entity affiliated with OrbiMed Private Investments V, L.P.
(3)	Michael Dybbs, a member of our board of directors, is a partner at New Leaf Venture Partners, L.L.C.

Investors’ Rights Agreement. In connection with the Series B convertible preferred stock financing on April 20, 2015, we entered into the Amended and Restated Investors’ Rights Agreement with the holders of our Series A and Series B convertible preferred stock and certain key holders of our common stock. This agreement provided these holders with certain rights relating to the registration of their shares under the Securities Act of 1933, as amended. This agreement also established certain “information and observer” rights and rights of first offer, and sets forth certain covenants relating to insurance, employee agreements, employee stock, indemnification, and related matters. On the closing of our initial public offering in October 2015, all provisions relating to these rights and covenants terminated.

Voting Agreement and Right of First Refusal and Co-Sale Agreement. In connection with the Series B convertible preferred stock financing, on April 20, 2015, we entered into an Amended and Restated Voting Agreement and an Amended and Restated Right of First Refusal and Co-Sale Agreement, in each case with the holders of our Series A and Series B preferred stock and certain key holders of our common stock. On the closing of our initial public offering in October 2015, all provisions of these agreements terminated.

Participation in our initial public offering. Certain of our existing stockholders, including stockholders affiliated with certain of our directors, purchased an aggregate of approximately $35 million in shares of our common stock in our initial public offering in October 2015 at the initial public offering price. The underwriting discount for the shares sold to such stockholders in the initial public offering was the same as the underwriting discount for the shares sold to the public.

Indemnification Agreements. We have entered into agreements to indemnify our directors and executive officers. These agreements will, among other things, require us to indemnify these individuals for certain expenses (including attorneys’ fees), judgments, fines and settlement amounts reasonably incurred by such person in any action or proceeding, including any action by or in our right, on account of any services undertaken by such person on behalf of our company or that person’s status as a member of our board of directors to the maximum extent allowed under Delaware law.

Procedures for Approval of Related Party Transactions

Our board of directors reviews and approves transactions with directors, officers and holders of 5% or more of our capital stock and their affiliates, each of whom we refer to as a related party. We have adopted a written related party transaction approval policy that governs the review of related party transactions. Pursuant to this policy, our audit committee shall review the material facts of all related party transactions. The audit committee shall take into account, among other factors that it deems appropriate, whether the related party transaction is on terms no less favorable to us than terms generally available in a transaction with an unrelated third party under the same or similar circumstances and the extent of the related party’s interest in the related party transaction. Further, when stockholders are entitled to vote on a transaction with a related party, the material facts of the related party’s relationship or interest in the transaction are disclosed to the stockholders, who must approve the transaction in good faith.

TRANSACTION OF OTHER BUSINESS

The board of directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, the persons appointed in the accompanying proxy intend to vote the shares represented thereby in accordance with their best judgment on such matters, under applicable laws.

ADDITIONAL INFORMATION

Procedures for Submitting Stockholder Proposals

Requirements for Stockholder Proposals to be Brought Before the Annual Meeting. Our bylaws provide that, for nominations of persons for election to our board of directors or other proposals to be considered at an annual meeting of stockholders, a stockholder must give written notice to our Corporate Secretary at Dimension Therapeutics, Inc., 840 Memorial Drive, Cambridge, MA 02139, not later than the close of business 90 days, nor earlier than the close of business 120 days, prior to the first anniversary of the date of the preceding year’s annual meeting. However, the bylaws also provide that in the event the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice must be delivered not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. Any nomination must include all information relating to the nominee that is required to be disclosed in solicitations of proxies for election of directors in election contests or is otherwise required under Regulation 14A of the Exchange Act, the person’s written consent to be named in the Proxy Statement and to serve as a director if elected and such information as we might reasonably require to determine the eligibility of the person to serve as a director. As to other business, the notice must include a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting, and any material interest of such stockholder (and the beneficial owner) in the proposal. The proposal must be a proper subject for stockholder action. In addition, to make a nomination or proposal, the stockholder must be of record at the time the notice is made and must provide certain information regarding itself (and the beneficial owner),including the name and address, as they appear on our books, of the stockholder proposing such business, the number of shares of our capital stock which are, directly or indirectly, owned beneficially or of record by the stockholder proposing such business or its affiliates or associates (as defined in Rule 12b-2 promulgated under the Exchange Act) and certain additional information.

The advance notice requirements for the Annual Meeting, which is the first annual meeting following the initial public offering of our common stock, are as follows: a stockholder’s notice shall be timely if delivered to our corporate secretary prior to the meeting at which the action is to be taken. Generally, to be timely, notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the annual meeting for the preceding year. Our bylaws specify the requirements as to form and content of all stockholders’ notices. These requirements may preclude stockholders from bringing matters before the stockholders at an annual or special meeting

Requirements for Stockholder Proposals to be Considered for Inclusion in the Company’s Proxy Materials. In addition to the requirements stated above, any stockholder who wishes to submit a proposal for inclusion in our proxy materials must comply with Rule 14a-8 promulgated under the Exchange Act. For such proposals to be included in our proxy materials relating to our 2017 annual meeting of stockholders, all applicable requirements of Rule 14a-8 must be satisfied and we must receive such proposals no later than February 18, 2017. Such proposals must be delivered to our corporate secretary, c/o Dimension Therapeutics, Inc., 840 Memorial Drive, Cambridge, MA 02139.

ANNUAL MEETING OF DIMENSION THERAPEUTICS, INC.

Date:	Thursday, May 19, 2016
Time:	8:30 A.M. (Eastern Time)
Place:	Goodwin Procter LLP, 53 State Street, Boston, MA 02109

Please make your marks like this:    ☒  Use dark black pencil or pen only

Board of Directors Recommends a Vote FOR proposals 1 and 2.

1:	To elect two Class I directors to hold office until the 2019 annual meeting of stockholders and until their successors are duly elected and qualified, subject to their earlier resignation or removal.
01 Alan B. Colowick, M.P.H., M.D.
02 Georges Gemayel, Ph.D.

Vote For All Nominees	Withhold Vote From All Nominees	Vote For All Except
☐	☐	☐

INSTRUCTIONS: To withhold authority to vote for any nominee, mark the “Exception” box and write the number(s) in the space provided to the right.

		For	Against	Abstain
2:	To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016.	☐	☐	☐

3:	To transact any other business that properly comes before the Annual Meeting (including adjournments and postponements thereof).

	To attend the meeting and vote your shares in person, please mark this box.		☐

Authorized Signatures - This section must be completed for your Instructions to be executed.

Please Sign Here	Please Date Above

Please Sign Here	Please Date Above

Please sign exactly as your name(s) appears on your stock certificate. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

Please separate carefully at the perforation and return just this portion in the envelope provided.

Annual Meeting of Dimension Therapeutics, Inc.

to be held on Thursday, May 19, 2016

for Holders as of March 21, 2016

This proxy is being solicited on behalf of the Board of Directors

VOTE BY:
INTERNET		TELEPHONE

Go To	Call
www.proxypush.com/dmtx	866-240-5191

•	Cast your vote online 24 hours a day/7 days a week.	OR	•	Use any touch-tone telephone toll-free 24 hours a day/7 days a week.
•	Have your Proxy Card/Voting Instructions Form ready.	MAIL	• •	Have your Proxy Card/Voting Instruction Form ready. Follow the simple recorded instructions.
•	View Meeting Documents.

OR	•	Mark, sign and date your Proxy Card/Voting Instruction Form.
	•	Detach your Proxy Card/Voting Instruction Form.
	•	Return your Proxy Card/Voting Instruction Form in the
postage-paid envelope provided.

The undersigned hereby appoints Annalisa Jenkins, Jean Franchi and Mary Thistle, and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of Dimension Therapeutics, Inc. which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS IN ITEM 1, FOR THE PROPOSAL IN ITEM 2 AND AUTHORITY WILL BE DEEMED GRANTED UNDER ITEM 3.

All votes must be received by 5:00 P.M., Eastern Time, May 18, 2016.

PROXY TABULATOR FOR Dimension Therapeutics, Inc. c/o MEDIANT COMMUNICATIONS P.O. BOX 8016 CARY, NC 27512-9903

EVENT # CLIENT #